Exhibit 23.1

Immune Pharmaceuticals, Inc.

550 Sylvan Avenue, Suite 101

Englewood Cliffs, NJ 07632

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 17, 2017, relating to the consolidated financial statements of Immune Pharmaceuticals, Inc., which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO USA, LLP

New York, New York

September 11, 2017